2seventy bio Announces Expanded Translational Collaboration with Regeneron to Develop New Cell Therapy-Based Combinations for Solid Tumors
Collaboration Leverages 2seventy's Platform for T Cell Therapy Research and Development with Regeneron Antibodies and Bispecifics to Explore Multiplex Combination Approaches

Regeneron Investing $20 million in 2seventy Equity; Regeneron to Fund 100% of Clinical Development Costs for Regeneron-Based Combination Clinical Trial Arms Through Approval

CAMBRIDGE, Mass. —January 6, 2023—2seventy bio, Inc. (Nasdaq: TSVT) today announced an amendment to its collaboration with Regeneron that will facilitate an expanded and accelerated development plan for novel cell therapy-based combinations for solid tumors. The collaboration will leverage 2seventy bio’s unique cell therapy engineering and early-stage development capabilities, including the newly built in-house clinical cell therapy manufacturing facility, with Regeneron’s differentiated antibodies and bispecifics.

“We’re excited to continue our collaboration with Regeneron which is now delivering several interesting
CAR / TCR programs for potential clinical development. The deepened collaboration is a testament to the mutual desire to drive these programs and promising combinations forward faster and in more sophisticated ways,” said Philip Gregory, D.Phil., chief scientific officer, 2seventy bio. “As an industry, we’ve experienced the challenges of developing transformative new therapies for solid tumors. Multi-layered approaches are needed to realize the potential of cell-based immunotherapy. The power of our renewed collaboration is the ability to leverage our end-to-end scientific and manufacturing cell therapy platform to test CAR-Ts, including enhanced CAR-Ts, in combination with innovative biologics in multi-arm proof of concept clinical studies. We believe this approach will be the most efficient way to accelerate the identification and development of the most transformative therapies possible.”

“We look forward to building upon the strength of our existing collaboration to accelerate progress in the clinic,” said George D. Yancopoulos, M.D., Ph.D., President and Chief Scientific Officer of Regeneron. “We have several exciting targets already identified and this opportunity to more rapidly explore 2seventy’s engineered T cell platform, in combination with our proprietary antibodies and bispecifics, will help us learn and move faster toward our goal of delivering the best possible therapeutic options for patients.”

To support this expanded clinical development plan Regeneron will make a $20 million equity investment in 2seventy bio at a 50% premium and another approximately $20 million in near-term pre-clinical and clinical milestones. The parties will continue sharing costs for these activities in a manner largely consistent with the existing agreement, with Regeneron covering 75% of certain preclinical costs necessary to study combinations and 100% of the costs for the arms of clinical studies that include Regeneron agents through regulatory approval. For other programs, cost-sharing will follow the existing 50/50 cost sharing agreement.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. We are building the leading immuno-oncology cell therapy company, focused on discovering and developing new therapies that truly disrupt the cancer treatment landscape. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver next generation cellular therapies that focus on a broad range of hematologic malignancies, including the first FDA-approved CAR T cell therapy for multiple myeloma, as well as solid tumors. Our research and development is focused on delivering therapies that are designed with the goal to “think” smarter and faster than the disease. Importantly, we remain focused on accomplishing these goals by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.
For more information, visit www.2seventybio.com.
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2seventy bio Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the research, development, and commercialization of 2seventy’s product candidates. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. These statements include but are not limited to: statements about our plans, timelines and expectations with respect to the research and clinical development of product candidates and achievement of certain milestones. These risks, assumptions, uncertainties, and other factors include, among others, the possibility that the research and clinical development of product candidates will not be successful and that the collaboration with Regeneron may not continue or be successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect 2seventy bio’s business, particularly those identified in the risk factors discussion in 2seventy bio’s Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, 2seventy bio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

2seventy contacts:
Investors:
Elizabeth Pingpank
860-463-0469
elizabeth.pingpank@2seventybio.com

Media:
Morgan Adams
774.313.9852
morgan.adams@2seventybio.com

Jenn Snyder
617-448-0281
jenn.snyder@2seventybio.com